Exhibit 99.1

Harrington West Announces the Sale of Its Harrington Bank Operations in the Kansas City Market for a $4.1 Million Premium

SOLVANG, Calif.--(BUSINESS WIRE)--August 6, 2009--Harrington West Financial Group, Inc. (Nasdaq:HWFG) (the “Company”), the holding company for Los Padres Bank, FSB (LPB), today announced that it had entered into a definitive agreement to sell its Kansas City banking operations, which operate as Harrington Bank, to Arvest Bank, an Arkansas-chartered commercial bank that operates banking locations in Arkansas, Kansas, Missouri and Oklahoma and had over $10.7 billion of consolidated assets at June 30, 2009.

Under the agreement, Arvest will purchase certain assets at net book value, including two branch locations and approximately $94 million in loans, while assuming all $93 million of the deposits in the market and lease obligations for Harrington Bank’s primary location at 6300 Nall in Mission, Kansas. Arvest will pay a fixed premium of $4.1 million for the Harrington Bank operations, unless the loans acquired or deposits assumed should fall below $75 million, which would result in an adjustment to the premium paid by Arvest. The transaction, which does not include the investment management and trust business of Harrington Wealth Management Company in the Kansas City market, is expected to close in the fourth quarter of 2009 after appropriate regulatory approvals are received. No investment banking fees were incurred by HWFG with respect to the Arvest transaction.

The divestiture of the Harrington Bank operations is an integral strategy of the Company’s plan to meet the capital requirements of its supervisory agreement with the Office of Thrift Supervision and to focus on its western markets of the central coast of California and the Phoenix, metro. This transaction will build the Bank’s capital levels to mitigate the recent losses and the loss expected in the June 2009 quarter, when the Company reports its financial results in the next week.

In commenting on the announcement, Craig J. Cerny, the company’s Chairman and CEO, said, “The sale of the Harrington Bank operations in Kansas City will further our goal to raise additional tangible capital to strengthen our organization during these challenging economic times. Kansas City has been an excellent market for us, and while we will certainly miss our associates there, we are exceptionally pleased that they are joining an outstanding organization like Arvest Bank and will continue to build upon the Bank they have so successfully created.”

Kevin Sabin, President and Chief Operating Officer of Arvest Bank, added: “We are excited to enter the Kansas City market with this acquisition and look forward to growing and expanding there for years to come. We are pleased to be entering this market and believe Harrington Bank is an excellent opportunity.”

Harrington West Financial Group, Inc. is a $1.1 billion, diversified, financial institution holding company for Los Padres Bank and its division Harrington Bank. HWFG operates 11 full service banking offices on the central coast of California, 3 in the Phoenix metro and currently 3 in the Kansas City metro. The Company also owns Harrington Wealth Management Company, a trust and investment management company with $152.6 million in assets under management or custody.

This Release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act. All of the statements contained in the Release, other than statements of historical fact, should be considered forward-looking statements, including, but not limited to, those concerning (i) the Company's strategies, objectives and plans for expansion of its operations, products and services, and growth of its portfolio of loans, investments and deposits, (ii) the Company's beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the operation, (iii) the Company's beliefs as to the adequacy of its existing and anticipated allowances for loan and real estate losses, (iv) the Company's beliefs and expectations concerning future operating results, (v) the Company’s beliefs and expectations regarding the future performance of the real estate or mortgage markets and its securities portfolio, and (vi) other factors referenced in the Company’s filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in those forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and are not intended to give any assurance as to future results. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

CONTACT:
Harrington West Financial Group, Inc.
Craig J. Cerny, 480-596-6555
or
For share transfer information contact:
Lisa F. Watkins, 805-688-6644